RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (this “Agreement”) is entered into and shall be effective as of December 31, 2013 by and between Intermountain Community Bancorp, an Idaho corporation, and (the “Executive”).

WHEREAS, the Executive has made and is expected to continue to make substantial contributions to the profitability, growth, and financial strength of Intermountain Community Bancorp and Panhandle State Bank, an Idaho-chartered bank and wholly owned subsidiary of Intermountain Community Bancorp,

WHEREAS, Intermountain Community Bancorp desires to assure itself of the current and future continuity of management, and

WHEREAS, on the date this Agreement is entered into none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Intermountain Community Bancorp, is contemplated insofar as Intermountain Community Bancorp or any subsidiary is concerned.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.    Cash retention bonus. (a) Payment by Intermountain Community Bancorp. Subject to applicable withholding obligations, Intermountain Community Bancorp hereby makes a cash bonus payment of $ to the Executive, subject to the terms and conditions stated in this Agreement. The Executive hereby accepts the cash bonus payment on the terms and conditions stated in this Agreement.

(b)    The Executive’s promise to repay the bonus if employment termination occurs before December 31, 2014. The Executive hereby agrees to repay to Intermountain Community Bancorp in a single lump sum in cash the entire amount of the cash bonus payment if the Executive’s employment termination occurs before December 31, 2014, unless (x) employment termination is the result of involuntary termination without cause or (y) employment termination occurs after a Change in Control occurs. In case the Executive does not repay the full amount of the cash bonus to Intermountain Community Bancorp on or before the date of employment termination occurring before December 31, 2014, the Executive hereby authorizes Intermountain Community Bancorp to set off against this repayment obligation any cash or other property then held by Intermountain Community Bancorp, including but not limited to cash held in a deposit account or accounts at Panhandle State Bank and any unvested shares of restricted stock of Intermountain Community Bancorp awarded to the Executive.

(c)    Change in Control defined. For purposes of this Agreement the term Change in Control means a change in control as defined in Internal Revenue Code section 409A, as the same may be amended from time to time. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the

Department of the Treasury under Internal Revenue Code section 409A. For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Change in Control, as of the effective date of this Agreement a Change in Control as defined in Rule 1.409A-3(i)(5) would include the following –

(1)    a change in ownership of Intermountain Community Bancorp occurs on the date any one person or group accumulates ownership of Intermountain Community Bancorp stock constituting more than 50% of the total fair market value or total voting power of Intermountain Community Bancorp stock, or

(2)    (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Intermountain Community Bancorp stock possessing 30% or more of the total voting power of Intermountain Community Bancorp stock, or (y) a majority of Intermountain Community Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Intermountain Community Bancorp’s board of directors, or

(3)    a change in ownership of a substantial portion of Intermountain Community Bancorp’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Intermountain Community Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Intermountain Community Bancorp’s assets immediately before the acquisition or acquisitions. For this purpose gross fair market value means the value of Intermountain Community Bancorp’s assets or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(d)    Involuntary termination with cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered involuntary termination with cause if the Executive shall have committed any of the following acts or if any of the following conditions exist –

(1)    fraud, embezzlement, or theft by the Executive in the course of employment, or

(2)    intentional violation of any law or significant policy of Intermountain Community Bancorp or a subsidiary of Intermountain Community Bancorp if, in Intermountain Community Bancorp’s sole judgment, the violation has an adverse effect on Intermountain Community Bancorp or subsidiary, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over Intermountain Community Bancorp or subsidiary. No act or failure to act on the Executive’s part shall be considered intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in Intermountain Community Bancorp’s best interests, or

(3)    gross negligence in the performance of duties, or intentional failure to perform stated duties after written notice, or

(4)    intentional wrongful damage to the business or property of Intermountain Community Bancorp or a subsidiary of Intermountain Community Bancorp, including without limitation Intermountain Community Bancorp’s or subsidiary’s reputation, which in Intermountain Community Bancorp’s sole judgment causes material harm to Intermountain Community Bancorp or subsidiary, or

(5)    a breach of fiduciary duty or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director, or

(6)    removal of the Executive from office or permanent prohibition of the Executive from participating in Panhandle State Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(7)    conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for forty-five consecutive days or more, or

(8)    the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives, under Intermountain Community Bancorp’s or subsidiary’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees.

2.    This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that this Agreement is not a management or employment agreement and that nothing in this Agreement shall give the Executive any right to or impose any obligation for continued employment by Intermountain Community Bancorp or any subsidiary of or successor to Intermountain Community Bancorp, nor shall this Agreement give Intermountain Community Bancorp any right to or impose any obligation for the continued performance of duties by the Executive for Intermountain Community Bancorp or any subsidiary of or successor to Intermountain Community Bancorp.

3.    Withholding of Taxes. Intermountain Community Bancorp may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

4.    Successors and Assigns. (a) This Agreement is binding on Intermountain Community Bancorp’s successors. This Agreement shall be binding upon Intermountain Community Bancorp and any successor to Intermountain Community Bancorp, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Intermountain Community Bancorp by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and Intermountain Community Bancorp’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by Intermountain Community Bancorp. By agreement in form and substance satisfactory to the Executive, Intermountain Community Bancorp shall require any successor to all or substantially all of the business or assets of Intermountain Community Bancorp expressly to assume and agree to perform this Agreement in the same manner and to the same extent Intermountain Community Bancorp would be required to perform had no succession occurred.

(b)    This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

(c)    This Agreement is personal and is not assignable. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this section 4. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 4 Intermountain Community Bancorp shall have no liability to pay any amount to the assignee or transferee.

5.    Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Intermountain Community Bancorp at the time of the delivery of notice, and properly addressed to Intermountain Community Bancorp if addressed to Intermountain Community Bancorp, 414 Church Street, Sandpoint, Idaho 83864, Attention: Chairman of the Board.

6.    Captions and Counterparts. The headings and subheadings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

7.    Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing or writings signed by the Executive and by Intermountain Community Bancorp. No waiver by either party of a breach by the other party or waiver of compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed to be a waiver of other provisions or conditions at the same or at any prior or subsequent time.

8.    Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.

9.    Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Idaho, without giving effect to the principles of conflict of laws of the State of Idaho.

10.    Entire Agreement. This Agreement constitutes the entire agreement between Intermountain Community Bancorp and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter of this Agreement have been made by either party that are not set forth expressly in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Retention Bonus Agreement as of the date first written above.

EXECUTIVE	EMPLOYER
Intermountain Community Bancorp

By:
[name]		Ford Elsaesser

	Its:	Chairman of the Board